UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.    )*

                              TotalSeek.Com, Inc.
________________________________________________________________________________
                               (Name of Issuer)

                    Common Stock, par value $.001 per share
________________________________________________________________________________
                        (Title of Class of Securities)

                                     None
________________________________________________________________________________
                                 (CUSIP Number)

                               September 6, 2001
________________________________________________________________________________
            (Date of Event Which Requires Filing of this Statement)

                                  William Tay
                        1735 Market Street, Suite A #261
                             Philadelphia, PA 19103
                                 (215) 893-3662
________________________________________________________________________________
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)
     [_] Rule 13d-1(c)
     [x] Rule 13d-1(d)


     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
________________________________________________________________________________

CUSIP No.: None
________________________________________________________________________________

1.  NAME OF REPORTING PERSONS.
    William Tay
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).
________________________________________________________________________________

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [_]

                                                             (b) [_]
________________________________________________________________________________

3.  SEC USE ONLY
________________________________________________________________________________

4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    UNITED STATES OF AMERICA
________________________________________________________________________________

                                   5.  SOLE VOTING POWER
                                       12,750,000
NUMBER OF SHARES                   _____________________________________________
  BENEFICIALLY                     6.  SHARED VOTING POWER
   OWNED BY                            0
     EACH                          _____________________________________________
   REPORTING                       7.  SOLE DISPOSITIVE POWER
    PERSON                             12,750,000
     WITH                          _____________________________________________
                                   8.  SHARED DISPOSITIVE POWER
                                       0
________________________________________________________________________________

9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    12,750,000
________________________________________________________________________________

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [   ]
________________________________________________________________________________

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     100%
________________________________________________________________________________

12.  TYPE OF REPORTING PERSON
     IN
________________________________________________________________________________

Item 1.

          (a)  Name of Issuer:  TotalSeek.Com, Inc.

          (b)  Address of Issuer's Principal Executive Offices:

               1422 Chestnut Street
               Suite #410
               Philadelphia, Pennsylvania 19102

Item 2.

          (a)  Name of Person Filing:  William Tay

          (b)  Address of Principal Business Office:

               1735 Market Street
               Suite A #261
               Philadelphia, Pennsylvania 19103

          (c)  Citizenship:  United States of America

          (d)  Title of Class of Securities:  Common Stock, par value
                                              $.001 per share

          (e)  CUSIP Number: None

Item 3.   Not Applicable.

Item 4.   Ownership.

          (a)  Amount Beneficially Owned:  12,750,000

          (b)  Percent of Class:  100%

          (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote   12,750,000

               (ii)   shared power to vote or to direct the vote          0

               (iii)  sole power to dispose or to direct the disposition of

                      12,750,000

               (iv)   shared power to dispose or to direct the disposition of

                      0

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group

         Not Applicable.

Item 9.  Notice of Dissolution of Group

         Not Applicable.

Item 10. Certification

         Not Applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       September 26, 2001

                                       By: /s/ William Tay
                                       ----------------------------------
                                       William Tay